Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ADDS ANOTHER $97 MILLION IN ASSETS
WITH APARTMENT ACQUISITIONS IN TEXAS AND TENNESSEE
REIT Enters Houston Market with Latest Acquisitions

IRVINE, Calif., Oct. 4, 2013 - Steadfast Income REIT, Inc. announced today that it recently acquired three apartment communities in separate transactions for an aggregate purchase price of $96.9 million. Watermark at Indian Lake Village in Nashville, Broadstone Ashwood in Dallas and The Heights Apartments in Houston are now among the REIT’s 51 apartment communities in 11 Midwestern and Southern states.
“With these acquisitions we have already eclipsed our transactions volume from last year with over $500 million in purchases”, said Ella Shaw Neyland, president of Steadfast Income REIT.
Watermark at Indian Lake Village is a newly constructed 206-unit apartment community located in Nashville that Steadfast purchased on September 24. The property opened to residents earlier this year and is 92% occupied. The apartments were purchased from Watermark Residential and the community is being renamed to Cantare at Indian Lake Village. Cantare offers one-, two-, and three-bedroom apartment homes with average in-place monthly rents of $1,054.
Apartment homes at Cantare include breakfast bars with pendant lighting, granite countertops, designer light fixtures, nine-foot ceilings, walk-in closets, washer and dryers, private balconies, garages and garden tubs. Community amenities include a clubroom with televisions, kitchen and coffee bar, Wi-Fi hot spots, 24-hour fitness center, resort-style swimming pool, poolside entertainment area with gas grills, 24-hour maintenance and pet-friendly facilities.

This is Steadfast’s second Nashville acquisition; they purchased Keystone Farms in December, 2012. The Nashville metropolitan area has seen a 21% increase in population since 2000, and was recently ranked by Forbes as one of the fastest growing cities in the United States. Nashville is home to 21 four-year and post-graduate institutions, including Vanderbilt University. Nashville continues to be a major tourist city, and is home to the Country Music Hall of Fame. The music industry is responsible for 54,000 jobs with a $6.4 billion economic impact.
Steadfast then added to its Dallas/Forth Worth Metroplex holdings with the acquisition of Broadstone Ashwood on September 27.
Broadstone Ashwood is a 336-unit property located in the Dallas/Fort Worth suburb of Mansfield that consists of one, two and three-bedroom units with average in-place monthly rents of $891. Steadfast is renaming the property to The Landing at Mansfield.
Unit amenities at the 96% occupied property include kitchen pantries, washer and dryer connections, spacious closets, nine-foot ceiling and porches or patios. Residents are also able to enjoy community amenities that include a clubhouse with demonstration kitchen, swimming pool and spa, business center, storage units, fitness center, detached garages, remote access gates and pet-friendly facilities.
The Landing at Mansfield is the sixth property Steadfast has purchased in the Dallas/Fort Worth Metroplex (DFW). DFW is considered one of the nation’s most dynamic markets, and is consistently a top market for job and population growth. In May 2012, Forbes ranked DFW near the top of its “Best Big Cities for Jobs” list, and the area continues to outperform the national economy on job growth and employment.
On the last day of the month, Steadfast purchased The Heights Apartments, the REIT’s first Houston-area property. The Heights is a 504-unit property that consist of a mix of one and two-bedroom units with average in-place monthly rents of $865.

Unit amenities at the Heights include walk-in closets, balconies and/or patios and built-in bookcases. In addition, select units have wood burning fireplaces and a dry bar. Property amenities include a clubhouse, controlled access gates, four swimming pools, a dog park and a resident concierge.
Approximately 80% of the apartment homes have been renovated to include new appliances, fixtures, carpet and vinyl flooring and updates to the countertops and cabinet finishes. Steadfast plans to continue the interior upgrades when turning the units between residents.
“As the fourth largest city in the nation, Houston has not only sustained the effects of the recession but has continued to lead the nation into the recovery and growth period,” said Neyland. “In fact, Forbes recently predicted that Houston will be known as ‘America’s next great global city’ with projected job growth over nearly 20 percent in the coming decade.”
With these latest acquisitions, the REIT has acquired a total of 51 apartment communities with over 12,000 units in Alabama, Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas purchased for over $1.1 billion.
About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

###